EXHIBIT (a)(5)(v)

PLAN OF LIQUIDATION AND DISSOLUTION

This Plan of Liquidation and Dissolution (this “Plan”) is intended to accomplish the complete liquidation and dissolution of BlackRock Fixed Income Value Opportunities, a Delaware statutory trust (the “Fund”), in accordance with the requirements of Delaware law and pursuant to the terms of the agreement and declaration of trust of the Fund as amended and supplemented through the date hereof, and provides as follows:

1.                  The effective date of this Plan (the “Adoption Date”) shall be February 8, 2013.

2.                  Any officer or trustee of the Fund (the “Authorized Officers”) shall have the responsibility to take such actions under this Plan, on or after the Adoption Date, as may be necessary or appropriate to implement this Plan and to oversee the complete liquidation and winding up of the Fund pursuant hereto.

3.                  The following actions shall be completed in an orderly manner during the Liquidation Period (as defined below), and following the Adoption Date, the Fund shall be continued in existence as statutory trust to undertake the following actions:

(a)                settling and closing the Fund’s business in an organized and deliberate manner, including as when appropriate in the winding down of the Fund’s affairs, notifying the Fund’s service providers of the termination of their agreements with the Fund;

(b)               disposing of, conveying, liquidating the remaining property of the Fund to one or more persons at public or private sale for consideration that may consist in whole or in part of cash, securities or other property of any kind, or holding such assets in expectation of maturity or redemption during the Liquidation Period;

(c)                applying and distributing the proceeds of such liquidation to discharge or make reasonable provision for the Fund’s debts and liabilities;

(d)               holding the proceeds of the orderly liquidation of the Fund’s assets in cash or cash equivalents;

(e)                from time to time during the Liquidation Period, distributing any remaining property in cash or in kind or partly in each (after paying or adequately providing for the payment of all debts and liabilities of the Fund) among the holders of outstanding common shares of the Fund in accordance with the provisions of the agreement and declaration of trust of the Fund, including through the distribution of proceeds in connection with tender offers for the Fund’s common shares at net asset value per share approved by the Board and effected during the Liquidation Period; and

(f)                filing necessary or appropriate paperwork with the State of Delaware, if any, to dissolve the Fund and cancel its Certificate of Trust, and with the Securities and Exchange Commission to cease the Fund’s registration as an investment company under the Investment Company Act of 1940 and as may otherwise be determined to be necessary or desirable to dissolve the Fund and wind-up its affairs.

4.                  To assist in effecting the complete liquidation, winding-up and dissolution of the Fund in accordance with this Plan, the Authorized Officers are hereby authorized and directed to delegate any of their duties and responsibilities to any adviser, administrator, custodian, transfer agent, distributor or other service provider pursuant to its applicable service agreement with the Fund.

5.                  The Authorized Officers of the Fund are hereby authorized and directed to execute all documents, file all papers and take all actions as such persons deem necessary or desirable for the purpose of effecting the complete liquidation, winding-up and dissolution of the Fund in accordance with this Plan.

6.                  Within the period beginning on the Adoption Date and ending on the date of the final liquidating distribution of the Fund’s assets, which shall in no event be later than December 31, 2014 (such date the “Liquidation Date” and such period the “Liquidation Period”), the Fund shall have the authority to engage in such transactions as may be necessary or appropriate to effect the foregoing provisions of this Plan, including the incurrence of debts and expenses, the defense or pursuit of claims and the purchase of insurance for the Fund and its trustees, officers, employees and agents.

7.                  On and after the Adoption Date, the Fund shall not at any time, enter into or engage in any trade or business, and no part of the assets of the Fund shall be used or disposed of by the trustees, officers, employees, or agents of the Fund in furtherance of any trade or business. On and after the Adoption Date, the trustees, officers, employees and agents of the Fund shall be restricted to the holding, disposition and collection of the assets and the distribution thereof and the payment of or provision for the liabilities of the Fund, for the purposes set forth in this Plan. In no event shall the Fund receive any property, make any distribution, satisfy or discharge any claims, expenses, charges, liabilities or obligations or otherwise take any action that is inconsistent with the complete liquidation, winding up and dissolution of the Fund. Notwithstanding anything else set forth herein, the Fund may hold its cash in high-quality, short-term investments to preserve the value of such cash pending its distribution to investors, such as in demand deposits, money market funds or overnight “sweep” accounts.

8.                  On and after the Adoption Date, the Fund shall not receive transfers of any assets prohibited by Revenue Procedure 82-58, as amplified by Revenue Procedure 91-15 and as the same may be amended, supplemented or modified, including, but not limited to, any listed stock or securities, any readily marketable assets (other than short-term instruments pending use to pay liabilities or make distributions to stockholders), any operating assets of a going business, any unlisted stock of a single issuer that represents 80 percent or more of the stock of such issuer or any general or limited partnership interests.

9.                  Within the Liquidation Period, the Fund shall pay or discharge, or set aside cash, securities or other assets for the payment or discharge of, or to otherwise provide for, its liabilities and obligations, including contingent or unascertained liabilities and obligations determined or otherwise reasonably estimated to be due either by an Authorized Officer or a court of competent jurisdiction, including among the foregoing, and without limiting the generality of the foregoing, administrative and investment advisory expenses, interest, penalties, taxes, assessments and public charges of every kind and nature.

10.              The Fund shall mail notice of its impending liquidation to known creditors and all employees of the Fund as soon as practicable after the date hereof, if such notice has not already been provided. The Authorized Officers of the Fund shall take any and all other actions as may be necessary or appropriate to carry out the provisions of this Plan and to effect the complete liquidation and dissolution of the Fund under Delaware law.

11.              Within the Liquidation Period, the Fund may choose to conduct tender offers for its outstanding common shares in accordance with applicable law in the sole discretion of the Board.

12.              The Authorized Officers are hereby authorized to form a liquidating trust (the “Liquidating Trust”) under the laws of the State of Delaware and to cause a Liquidating Trust Agreement to be executed by Neal Andrews and Linda Novak, as Trustees of the Liquidating Trust, and Daniel Schwieger as Delaware Trustee of the Liquidating Trust. The Authorized Officers also are authorized and directed to transfer and assign to the Liquidating Trust on the Liquidation Date any assets of the Fund that have not been reduced to cash and distributed to the Fund’s shareholders or deemed necessary or advisable to transfer to the Liquidating Trust assets reasonably likely to be sufficient to provide for the liabilities and obligations of the Fund known to the Fund or likely to arise within 10 years. The Authorized Officers are also authorized to transfer and assign to the Liquidating Trust on the Liquidation Date all unsatisfied liabilities and obligations of the Fund, known or unknown and contingent or fixed.

13.              The Authorized Officers of the Fund are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as such trustees and officers deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation, winding-up and dissolution of the Fund.

14.              The Board may amend this Plan in any respect by a majority vote of the Fund’s trustees and may abandon this Plan by similar vote.

15.              For U.S. federal income tax purposes: (i) this Plan is intended to accomplish the complete liquidation and dissolution of the Fund within the meaning of Sections 331 and 562 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; (ii) this Plan is intended to constitute a “plan of liquidation” within the meaning of Section 562 of the Code and the regulations thereunder; and (iii) all distributions of the Fund declared after the Adoption Date are intended to be liquidating distributions made pursuant to this Plan for purposes of Sections 331 and 562 of the Code and the regulations thereunder.